Free Writing Prospectus Filed pursuant to Rule 433 Registration No.333-169119 April 3, 2012 Barclays ComBATS 6 Index

Table of Contents 1. Executive Summary 1 2. Barclays Momentum Alpha Indices 5 3. Commodity Based Alpha Trading Strategies: ComBATS 6 Index 7 4. Appendix: Introduction to Commodity Index Investing 13 5. Certain Risk Considerations 18 6. Disclaimer 20 BARCLAYS

Executive Summary The Barclays Commodity Based Alpha Trading Strategy 6 Index (“ComBATS 6 Index”) is designed to provide investors market-neutral exposure to commodities. Barclays Bank PLC is the index sponsor. The ComBATS 6 Index is long the relevant Barclays Momentum Alpha Index, an enhanced beta index, for each underlying component of the Index and simultaneously short the standard front-month Barclays Single Commodity Nearby index, a traditional index, on the same underlying commodity as the long position. The ComBATS 6 Index looks to isolate any potential out performance between an enhanced beta index and a traditional index. An enhanced beta index is an index investing in deferred futures contracts as opposed to a traditional index, which invests in rolling front month futures contracts. A deferred index return is the return of an index that invests in futures contracts other than the front month contract. A standard index return is the return of an index that invests in front month futures contracts. Strategies or investments of the type described herein may involve a high degree of risk and the value of such strategies or investments may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, investors may lose their investment or incur unlimited loss. This brief statement does not disclose all risks and other significant aspects in connection with transactions of the type described herein. Prior to transacting, investors should ensure that they filly understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal tax or accounting considerations applicable to them. BARCLAYS 1

Executive Summary The Barclays Commodity Based Alpha Trading Strategy 6 Index (the “ComBATS 6 Index”) is part of Barclays’ Index Alpha1 family. The ComBATS 6 strategy is: Long the relevant Barclays Momentum Alpha Index, an enhanced beta2 index, for each underlying commodity Short the standard front-month Barclays Single Commodity Nearby index (“Barclays Nearby Index”) on the same underlying commodity as the long position ComBATS 6 is designed to be a market neutral3 commodity strategy that seeks to generate high returns with low volatility ComBATS 6 is designed to be a “market neutral” product as the long exposure is hedged by shorting the standard front-month Barclays Nearby Index, i.e. the ComBATS 6 strategy seeks to avoid outright long or short positions in the market ComBATS 6 aims to extract low-volatility commodity alpha3 while seeking to generate consistent returns ComBATS 6 aims to be a liquid strategy and is accessible via a broad range of trade formats 1 Alpha is excess return over beta (beta is benchmark market exposure). 2A directional long enhanced beta allocation means the index will hold a long position in the contract selected as per the methodology. 3A market-neutral allocation means the ComBATS 6 index will hold a long position in the contract selected plus a short position in the first futures contract. Barclays 2

The ComBATS 6 Index Commodity Based Alpha Trading Strategy 6 Summary The ComBATS 6 Index aims to produce a non-directional alpha commodity strategy1 that strives for steady returns and low volatility. The strategy takes a long position in the Barclays Momentum Alpha Index and a short position in the Barclays Nearby Index for each underlying commodity. The components of the ComBATS 6 Index are weighted with the aim of maximizing potential alpha and are reweighted monthly with the intention of minimizing tracking error. Alpha The strategy removes sub-indices for various sectors that are not deemed appropriate for alpha generation. The strategy excludes sub-indices where the curve tends to move in parallel up or down rather than reshape, which may impact a directional move but may not impact alpha performance. Example: Precious metals are not components of the Index. Balance To pursue an alpha strategy, the ComBATS 6 Index aims to achieve a balance among sectors and accordingly, sectors such as energy, base metals, agriculture and livestock are included. The overall strategy aims to minimize the impact of a correction of curve shape within one sector. Liquidity Liquidity is taken into consideration with the intention of allowing the strategy to adapt. Example: Copper is assigned a greater weight than nickel even though nickel may have exhibited better historical performance. BARCLAYS 3 1A non-directional alpha commodity strategy mans that the commodity exposure is hedged to reach a market -neural position.

The ComBATS 6 Index ComBATS 6 Facts ComBATS 6 Histogram of 12 month Rolling Returns A rules-based commodity strategy that seeks to capture low volatility returns in varying market conditions The ComBATS 6 Index was launched in January 2009 $1 .8bn+ invested in ComBATS Strategies Source: Barclays as of March 2012 in OTC products and securities. How did ComBATS come to be? Momentum Alpha Concept ComBATS 6* Outperformance1 over Traditional Index Long-Short ComBATS Strategy ALPHA BARCLAYS 1Outperformance is the difference between a deferred index return and a standard index return. A deferred index return is the return of an index that invests in futures contracts other than the front month contract A standard index return is the return of an index that invests in front month futures contracts. Source: .Bloomberg. Data are from 12/29/2000 to 3/30/2012. The tables and graphs are provided for illustrative purposes only. The ComBATS 6 Index was launched in January 2009. All information included above, prior to January 2009, is hypothetical historical. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. ComBATS 6 Histogram of 12 month Rolling Returns 18% 16% 14% 12% 10% 8% 6% 4% 2% 0% -4% 0% 4% 8% 12% 16% 20% 24% Return* *Historical and Hypothetical Historical Returns Historical and Hypothetical Historical Performance ComBATS 6* Annualized Return Annualized Vol 10.09% 3.70%

Barclays Momentum Alpha Indices

Constructing a Strategy: Choosing a Long Position in the Curve

Example of Choosing a Long Position*:

Index Value	Standard Index	1M Deferred	2M Deferred	5M Deferred
Day 1	100	100	100	100
Day 2	101	102	105	103
Daily return	1%	2%	5%	3%
Daily Outperf	0%	1%	4%	2%
Annualized Outperformance[1]	0%	1.18%	4.65%	2.72%

**Stylized numbers for illustrative purposes only*

Step 1: Calculate daily performance of front month, one-month ("1M") deferred, two-month ("2M") deferred and five-month ("5M") deferred contracts[2]

Step 2: Repeat Step 1 going back 252 days and then calculate outperformance of forward contracts over front month contract



2M Deferred
Current Allocation
TEST
New Allocation
Roll from 5th to 9th business days

Step 3: Choose contract with highest annualized outperformance

Step 4. *If the annualized outperformance of the contract chosen in Step 3 is within a predetermined range of the annualized outperformance of the currently invested allocation, the index will retain its current allocation.*

Step 5: Determine new allocation

Step 6: Roll from current to new allocation from 5th to 9th business days of each month

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[1]Outperformance is the difference between a deferred index return and a standard index return

[2]A deferred contract is a futures contract with a longer maturity than the first futures contract.

Barclays Momentum Alpha Index Historical and Hypothetical Historical Outperformance*

Barclays Momentum Alpha Indices Historical and Hypothetical Historical Outperformance vs. Barclays Nearby Indices (cumulative)					
Sector	Commodity	1 Year	3 Year	5 Year	Since Inception*
ENERGY	WTI Crude Oil	3.0%	10.0%	40.4%	315.9%
	Brent Crude Oil	0.0%	-7.8%	22.6%	273.4%
	RBOB	-3.0%	-18.7%	6.1%	116.0%
	Heating Oil	0.9%	0.2%	4.5%	167.4%
	Gas Oil	-0.8%	-4.4%	5.5%	117.5%
	Natural Gas	12.3%	11.2%	6.4%	5.9%
BASE METALS	Aluminum	1.0%	-0.2%	7.7%	31.6%
	Copper	-0.1%	-0.4%	6.9%	122.4%
	Lead	-0.7%	1.3%	11.2%	123.5%
	Nickel	1.0%	4.0%	5.1%	110.5%
	Zinc	-0.7%	0.1%	4.6%	45.0%
PRECIOUS METALS	Gold	-0.1%	-0.2%	-1.3%	5.3%
	Silver	0.3%	1.4%	0.7%	29.9%
AGRICULTURE	Wheat	-0.8%	4.3%	35.6%	66.5%
	Kansas City Wheat	0.0%	-2.6%	26.5%	71.5%
	Corn	9.2%	15.2%	33.4%	55.2%
	Soybeans	0.4%	2.7%	13.1%	84.6%
	Cotton	13.1%	47.9%	41.1%	31.0%
	Sugar	-2.2%	15.9%	39.4%	175.0%
	Coffee	2.5%	8.9%	6.3%	25.3%
	Cocoa	0.0%	2.7%	6.1%	18.3%
	Soybean Oil	3.7%	12.3%	19.5%	62.7%
LIVESTOCK	Live Cattle	7.0%	13.6%	29.5%	70.8%
	Feeder Cattle	12.7%	25.0%	45.7%	118.8%
	Lean Hogs	5.2%	36.4%	68.2%	308.8%

**Source: Bloomberg. Data are from 12/29/2000 to 3/30/2012. The Barclays Momentum Alpha Indices were launched in April 2008. All information included above, prior to April 2008, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.*

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Commodity eased Alpha Trading strategies: ComBATS 6 Index

ComBATS 6 Index Breakdown Weights are rebalanced** on a monthly basis on both the long and short sides of the strategy to reflect the breakdown below (weights will fluctuate intra-month based on individual commodity performance)* Lean Hogs 15% Wheat 15% Aluminum 10% Copper 10% Heating Oil 10% Natural Gas 10% Sugar 10% WTICrudeOil 10% Nickel 5% Zinc 5% Bloomberu Tickers: BCCACO6P Index (Excess Return) BCCACO6T Index (Total Return) Livestock 15% Energy 30% Industrial Metals 30% Agriculture 25% *In certain circumstances, target weights can potentially change from month to month BARCLAYS Rebalancing does not guarantee an investor’s goals and objectives will be met. Rebalancings are based on predetermined formulae and are not subject to the active discretion or management of any party. ComBATS 6 Underlying Components (Futures Contrads)

Returns: Historical and Hypothetical Historical Performance Heat Map of historical and hypothetical historical monthly performance of the ComBATS 6 index ;1] Year;0] 2001 — 1.91% 20021 2.29% 2003 1 0.75% 0.46% 0.05% -0.26% 1.16% 0.10% 0.67% -0.43% 0.46% 1.42% 1.56% 0.38% -0.08% 0.77% -0.01% 1.17% -0.60% 1.32% 0.39% 0.64% 1.69% 0.73% 1.34% 0.02% 2.30% -3.07% 0.40% -0.33% 1.28% 1.04% 0.59% 0.12% -0.24% 1.73% 9.20% 3.5 1% 9.66% 2004J 1.85% 1.06% 1.53% 2.40% -0.08% 2.05% 0.86% 2.25% 0.85% 1.71% 0.98% 1.81% 18.67% 2005 J 1.42% 1.03% 2.70% 1.73% 0.56% 1.31% 0.41% -1.34% 1.06% 2.05% 1.08% 2.05% 14.92% 20061 2.94% 2.16% 1.42% 0.99% 0.13% 1.31% 0.20% 2.43% 2.20% -0.28% 1.56% 2.57% 19.07% 20071 0.10% 1.53% 0.73% 0.80% -0.10% 0.74% -0.35% 2.09% 1.33% 2.92% 1.32% 1.48% 13.29% : : 2008 J 1.77% 2009 J 0.98% 2010J 0.50% 2011 J 0.14% 1.46% 1.09% -0.21% 2.93% 1.80% 1.14% 1.65% 0.68% 0.60% -0.15% 1.25% -0.59% 0.97% -0.13% 1.89% 0.57% 1.80% 1.01% -0.96% -0.87% -0.95% 0.76% -2.51% -0.99% 1.36% 1.88% 1.11% 0.69% -0.22% -0.79% -0.83% 0.09% 2.33% 0.10% -0.74% 0.78% 1.59% -0.05% -0.35% -0.26% 2.77% -1.05% -0.14% 0.92% 13.35% 5.82% 0.90% 5.50% 2012 1 0.34% 0.05% 0.97% 1.37% Correlation analysis ComBATS 6 S&p GSCI DjUBSCIsM S&p soo Barclays US Aggregate Bond Index1 100.0% -24.5% 100.0% -21.0% 1.1% -0.5% 90.1% 33.0% -3.5% 100.0% 4 1.2% 100.0% 2.7% -10.1% 100.0% Source of charts above: Bloombeig. Data are from 12/29/2000 to 3/30/2012. The charts are for illustrative purposes only. ComBATS 6 was launched in January2009. All information included above, prior to January2009, is hypothetical historical. You should not rely on historical or hypothetical hi storical information. Any data on past perfonnance, modeling or back-testtng contained herein is no indication as to future performance. No representation is marie as to the reasonableness of the assumptions marie within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto. S&P GSCI is a trademark of Standard & Poor’s financial Services LLC DJ-UBSCP’is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBSSecuritiesLLC 1The Barclays USAggregate Bond Index was formerly known as the Lehman Brothers US Aggregate Index and was rebrandedas a Barclays Index in November2008. All data used above is historical.

Barclays Momentum Alpha Index vs. Barclays Nearby Indices Comparison of percentage returns on the alpha of Momentum Alpha over Barclays Nearby Indices* 15% 10% 5% 0% -5% -10% -15% -20% -25% Jan-U 1 Jan-02 Jan-03 Jan-04 Jan-OS Jan-06 Jan-07 jan-08 Jan-09 Jan-10 Jan-i 1 Jan-12 Momentum Alpha BarCap Nearby Index Comparison of Historical and Hypothetical Historical Momentum Alpha Returns to Iarclays Nearby Index Returns Historical and Hypothetical Historical Outperformance* 4% 3% 2% 1% 0% -1% -2% -3% -4% Jan-01 Jan-02 Jan-03 Jan-04 Jan-OS Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-i 1 Jan-12 *Source: Bioomberg. Data are from 12/29/2000 to 3/30/2012. Momentum Alpha was launched in April2008. All information included above, prior to April 2008, is hypothetical historicaL You should not rely on historical or hypothetical historical information. Barclays Nearby Indices refers to the Barclays Single Commodity Nearby Excess Return Indices, launched October 2009. Any data on past p eifonnance modeling or back-testing contained herein is no indication as to future performance No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investm entmayJluctu ate as a result of market changes. The info nnation in this document is not intended to predict actual results and no assurances are liven with respect thereto. 9

Historical and Hypothetical Historical Performance Statistics*

Annualized Return	10.09%	
Annualized Volatility	3.70%	

Average Monthly Return	0.81%	
Best Month	2.94%	Jan-06
Worst Month	-3.07%	Sep-02

Average 12 Month Rolling	10.59%	
Best 12 Month Rolling	20.66%	Oct-05 to Sep-06
Worst 12 Month Rolling	-1.49%	Oct-09 to Sep-10

[1]A drawdown is defined as a gradual decline in price between its high and low over a given period.

†Start Date is when the price began declining, Recovery Date is when the price recovered to the level on the Start Date, End Date is the date of the lowest value in the time period, Recovery Time is the amount of time between Recovery Date and End Date.

- Historically, the worst drawdowns have been explained by a single commodity's performance

Draw Down[1]	Start Date†	End Date†	Recovery Date†	Recovery Time (months)†	Alumi num	Copper	Nickel	Zinc	Heating Oil	Nat Gas	WTI Crude Oil	Sugar	Wheat	Lean Hogs
-4.1%	6/2/10	8/5/10	2/9/11	6.2	-0.1%	0.0%	0.0%	0.0%	0.0%	-0.9%	-0.3%	-1.5%	-1.7%	0.4%
-3.9%	9/3/02	12/27/02	7/1/03	6.1	-0.2%	0.0%	0.0%	-0.1%	-0.8%	-1.2%	-0.6%	-0.3%	-0.1%	-0.6%
-2.8%	9/3/09	1/6/10	4/8/10	3.0	0.0%	0.1%	0.0%	0.0%	-0.1%	-1.6%	0.1%	-0.5%	-0.2%	-0.7%
-2.6%	6/2/11	7/13/11	3/23/12	8.3	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	-0.9%	-0.9%	-0.7%
-2.5%	10/2/06	10/16/06	11/10/06	0.8	-0.2%	-0.1%	0.0%	-0.2%	-0.2%	-0.6%	0.1%	0.0%	-1.4%	0.1%

**Source of charts above: Bloomberg. Data are from 12/29/2000 to 3/30/2012. The charts are for illustrative purposes only. ComBATS 6 was launched in January 2009. All information included above, prior to January 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.*

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Attribution Analysis* The historical and hypothetical historical performance of ComBATS 6 has been attributed as follows: Industrial Metals: 7.2% Energy: Agriculture: Livestock: 37.1% 18.4% 37.8% Industrial Metals 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 0.2% 0.4% -0.1% 0.1% 0.7% 3.9% 1.5% 0.3% 0.2% 2.0% 9.2% 2002 0.1% 0.0% 0.0% 0.1% -0.3% -0.9% -0.6% -0.4% 0.6% 4.8% 3.5% 2003 -0.1% 0.0% 0.1% 0.2% 0.3% 1.0% 0.8% 0.2% 2.7% 4.5% 9.7% YTD fl Period Attribution 0.1% 0.5% 1.0% 1.2% 0.3% -0.1% -0.1% 0.1% 0.1% 3.0% 0.1% 0.1% 1.1% 0.4% 0.0% 0.0% -0.1% 0.1% 0.0% 1.5% 0.4% 0.4% 0.0% 0.4% 0.1% 0.0% 0.0% 0.1% 0.0% 1.4% 0.1% 0.2% 0.4% 0.4% 0.2% 0.1% 0.0% 0.0% 0.0% 1.4% 1.2% 1.8% 2.7% -0.8% 0.9% -0.4% -0.1% -0.1% 0.2% 4.6% 6.3% 2.3% 5.5% 1.9% 0.9% 2.9% -0.7% 1.0% 1.7% 21.5% 1.0% 2.7% 2.1% 0.0% 2.0% 2.1% -0.2% 0.5% 0.2% 11.0% 2.8% 1.2% 0.9% 0.3% 1.1% -0.4% -0.3% 1.0% -0.5% 4.9% 2.3% 1.3% 0.4% 3.7% 3.0% 0.6% -0.7% 110.0% -0.4% 13.5% 4.5% 4.3% 4.9% 5.9% 4.8% 1.1% 3.0% 1.7% 0.1% 37.3% 18.7% 14.9% 19.1% 13.3% 13.3% 5.8% 0.9% 5.5% 1.4% 100.0% of charts above: Bloomberg. Data are from 12/29/2000 to 3/30/2012. The charts are for illustrative purposes only. ComBATS 6 was launched in January2009. All information included above, prior to January 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past perfonnance, modeling or back- testing contained herein is no indication as to future petformance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto. BARCLAYS 11

Certain Curve Rotations Can Erode ComBATS 6 Index Returns[1]

- Since the ComBATS 6 Index is short the front and long the back of the curve, the following scenarios can produce negative returns:
  - a curve rotation where the front moves up more than the back
    - For example, an international incident or hurricane has typically caused the front of the futures curve, especially in energy markets, to spike; this has historically** led to negative ComBATS 6 Index returns
  - a curve rotation where the back moves down more than the front

Curve Rotation*


Time

[1]ComBATS 6 was launched in January 2009. All information included above, prior to January 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

For illustrative purposes only

*****and hypothetically historically***

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Appendix: Introduction to Commodity Index Investing

Spectrum from Beta to Alpha In Commodities The commodity index world has evolved from traditional commodity indices (standard beta) to deferred commodity indices (enhanced beta) to long-short alpha (or outperformance) strategies. Standard Beta Long Only Enhanced Beta Long Only Alpha Generation Long / Short S&P GSCI DJUBSCIsM Rid Pure Beta Momentum Alpha ComBATS Portfolio Diversification inflation Hedge Outperform Standard Beta Use of Optimization Techniques (e.g. modified roll mechanism or weightings) Isolate Term Structure Alpha Market Neutral Low Volatility Beta Alpha S&P GSCI is a trademark of Standard & Poor’s Financial Services LLC DJ-UBSCPIs a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UPS Securities LLC Objectives may not be achieved. An investment in products linked to commodity indices is subject to certain risks. See “Certain Risk Considerations.”

Traditional Commodity Index Construction Traditional commodity indices typically track the return performance of nearby commodity futures contracts (e.g., “S&P CSCI” and “DJ_UBSCIsM”) To maintain exposure to the futures contract that the relevant index intends to track, it is necessary to “roll” from the front month contract (the first futures contract) before expiry, into the next nearby contract (the second futures contract) during the “roll period” Roll — when long a commodity index, the roll involves selling the first futures contract before expiry and buying the second futures contract Roll Period — the time window when exposure is rolled from the first futures contract into the second futures contract — The “S&P CSCI” and “DI_UBSCISM” standard roll period is from the 5th to 9th business day each month The return on a commodity index can be broken down into: Price movement of the futures contract Roll yield (as explained on the next page) Hypothetical T-bill component (for total return indices)* *Totai return indices include a T-bill component as they are intended to measure the collate rail zed returns accrue from holding and roiling futures contracts S&P GSCI is o trademark of Standard & Poor’s Financial Services LLC DJ-UBSCP’ is a joint product of Dow Jones Indexes, a licensed trademark of CML’ Group Index Services LLC and UPS SecurE lies LLC The techniques described above have considerations beyond the scope of this presentation; investors should consuls legal financial and tax advisors regarding their specific situation.

Commodity Index Roll Yield Roll Yield is an important component of commodity Index returns and will depend on the shape of the futures curve, i.e. backwardated (downward sloping) or contango (upward sloping) Backwardation contango Price Price Time to expiry Time to expiry Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled: In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive “roll yield”, which can positively Impact a long posItion in a futures contract In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative “roll yield”, which can negatively impact a long position in a futures contract BARCLAYS 15

Commodity Index Roll Yield A spot index tracks the price return (changes in the price of the relevant futures contract) and is a theoretical, non-investable index An excess return index tracks the returns accrued from holding and rolling commodity futures A comparison of spot indices and excess return indices can demonstrate the impact that a positive or negative roll yield can have on a long position Roll yield is determined by the difference in the excess return and spot return indices for each individual commodity Average Annual Roll Yield Contribution to Individual Commodity Index Performance from 2001 to 2011 (Excess Return — Spot Return = Roll Yield) 5% 0% -5% -10% -15% -20% -25%—30% -9.6% -8.8% ‘Source: Bioomberg. Data arefrom 1/31/2001 to 3/3 0/2 012. Subindicesusedfor individual commodily calculations are subin dices of the S&P GSCI ExcessReiurn and S&P GSCI Spot 16 Indices. S&P GSCI ExcessRelunz and S&P GSCP Spot Indices and DJ-UBSCF” Excess Return Index and DJ-UBSCP3’ Spotlndex are usedfor overall index calculation.

"Front-end bias"

- **The front-end of the futures curve for a commodity has historically held the highest number of outstanding contracts (i.e. the first or second futures contract)**
  - A large amount of passive money tracks the benchmark indices (traditional commodity indices); potentially greater than $150bn[1]
  - Due to the transparency of index rules, the prices of certain commodities can be impacted during the roll period
- **The front-end has historically been the steepest part of the futures curve and therefore where roll yield is most significant**
  - For contango markets, investing further out on the curve may allow investors to potentially mitigate the effect of negative roll yield
- **The front-end has historically been the most volatile part of the futures curve**
  - The front-end is the part of the curve that tends to be the most exposed to fundamental supply and demand shocks

- *Open interest is defined as the total number of futures contracts outstanding in a particular commodity*
- *The chart depicts how a significant portion of outstanding open interest lies in the front of the curve, resulting from investments in the S&P GSCI®, DJ-UBSCI℠ and other front month indices.*
- *The average percentage of total outstanding open interest in the front end for all commodities in the S&P GSCI® and DJ-UBSCI℠ is ~18%.*

[1]Source: Barclays, as of March 2012 in OTC Products and Securities.

Snapshot of % of Total Outstanding Open Interest in Front End*


40%
35%
30%
25%
20%
15%
10%
5%
0%
Brent Crude
Chicago Wheat
Gasoil
Lean Hogs
Natural Gas
Gasoline
Live Cattle
Sugar
Cotton
WTI Crude
Feeder Cattle
Nickel
Heating Oil
Zinc
Kansas City Wheat
Corn
Copper
Coffee
Soybeans
Aluminum
Silver
Lead
Gold
Cocoa
Tin

BARCLAYS

*Subindices used for individual commodity calculations are subindices of the S&P GSCI® Excess Return and S&P GSCI ® Spot Indices. S&P GSCI ® Excess Return and S&P GSCI ® Spot Indices and DJ-UBSCI℠ Excess Return Index and DJ-UBSCI℠ Spot Index are used for overall index calculation.

17

* Source: Bloomberg. Data are as of October 4, 2011. Subindices used for individual commodity calculations are subindices of the S&P GSCI Excess Return and DJ-UBSCI℠ Excess Return. This chart is for illustrative purposes only. Past performance is not indicative of future performance. The chart assumes $166bn in OTC products and securities linked to S&P GSCI and DJ-UBSCI℠ Indices.

Certain Risk Considerations

CertaIn RIsk ConsIderations Market Risk: The return on structured investments linked to products or indices utilizing the ComBATS 6 methodology (‘Structured Investments”) is dependent on movements in the level, value and price of such index or product (each a “ComBATS 6 product”). Thus, changes in the level of any ComBATS 6 product will determine the amount payable on the Structured Investment. If a ComBATS 6 product declines or remains unchanged, or if the ComBATS 6 methodology proves to be ineffective, the return on the Structured Investment will be affected. The investor should be willing to hold the Structured Investment until maturity. If the investor sells the Structured Investment before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. The price, if any, at which the investor will be able to sell the Structured Investment prior to maturity may be substantially less than the amount originally invested in the Structured Investment, depending upon, the level of ComBATS 6 product at the time of the sale. ‘ Credit of Issuer: The types of Structured Investments detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Structured Investments, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Structured Investments and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the Structured Investments. Past Performance: Hypothetical historical and historical results are not indicative of future performance of ComBATS 6 or any related investment. Neither Barclays Bank PLC nor Barclays makes any representation, assurances or guarantees that an investment in a Structured Investment will achieve returns consistent with historical or hypothetical historical results. Liquidity: There may be little or no secondary market for the Structured Investments. Barclays and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Structured Investments prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Structured Investments to maturity. Price Volatility: Movements in the level of any ComBATS 6 product or its respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the level of the ComBATS 6 product will rise or fall during the term of the Structured Investments. Changes in the level will determine the payment at maturity on the Structured Investments. We cannot guarantee that these changes will be beneficial to the investor, and therefore the return at maturity may be adversely affected. Any payment on the Structured Investments is subject to the creditworthiness of the Issuer. BARCLAYS 18

Certain Risk Considerations Certain Built-In Costs Are Likely to Adversely Affect the Value of the Structured Investments Prior to Maturity: While the payment at maturity is based on the full notional amount of the Structured Investments, the original issue price of the Structured Investments includes the agent’s commission and the cost of hedging the issuer’s obligations under the Structured Investments through one or more of the issuer’s affiliates. As a result, the price, if any, at which Barclays and other affiliates of Barclays Bank PLC will be willing to purchase Structured Investments from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Structured Investments are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Structured Investments to maturity. Potential Conflicts: Barclays Bank PLC and its affiliates play a variety of roles in connection with the issuance of the Structured Investments, including, without limitation, as index sponsor of ComBATS 6 products and hedging its obligations under the Structured Investments. In performing these duties, the economic interests of Barclays Bank PLC and its affiliates are potentially adverse to your interests as an investor in the Structured Investments. Many Economic and Market Factors Will Impact the Value of the Structured Investments: In addition to the level of a ComBATS 6 product on any day, the value of the Structured Investments will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the ComBATS 6 product or its underlying components; the time to maturity of the Structured Investments; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; and the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of Barclays Bank PLC. Sales Through Barclays Wealth: Barclays Wealth, the wealth management division of Barclays, may arrange for the sale of the Structured Investments to certain clients. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC, as the case may be, in connection with the distribution of the Structured Investments to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is acting solely as agent for Barclays Bank PLC, as the case may be. If you are considering whether to invest in the Structured Investments through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment. BARCLAYS 19

Disclaimer

DjUBSClsM Disclaimer The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC C’CME Indexes”), and UBS Securities LLC CUBS Securities”), and have been licensed for use. “Dow Jones”, “DJ”, “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity lndexSM”, and DJUBSCIsM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed for use for certain purposes by Barclays Bank PLC (the “Licensee”). The products shown herein, (the “Products”) are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Products or any member of the public regarding the advisability of investing in securities or commodities generally or in the Products particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the DJUBSCIsM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to the Licensee or the Products. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of the Licensee or the owners of the Products into consideration in determining, composing or calculating DJUBSClsM. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Products to be issued or in the determination or calculation of the equation by which the Products are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Products customers, in connection with the administration, marketing or trading of the Products. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Products currently being issued by Licensee, but which may be similar to and competitive with the Products. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as wall as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and Products. This information materials relates only to Products and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity lndexSM components. Purchasers of the Products should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in the information materials regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with Products. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity lndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE Products OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND THE LICENSEE, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES. BARCLAYS 20

S&P GSCI Disclaimer The S&P GSCI Index (the “Index”) is not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“S&P”) or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track general commodity market performance. S&P’s and its third party licensor’s only relationship Barclays is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Barclays or the Index. S&P and its third party licensors have no obligation to take the needs of Barclays or the owners of the Index into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Index or the timing of the issuance or sale of the Index or in the determination or calculation of the equation by which the Index is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Index. NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. The S&P Marks are trademarks of Standard & Poor’s Financial Services LLC, and have been licensed for use by Barclays. The S&P GSCI is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. BARCLAYS 21

Disclaimer This document has been prepared by Barclays Bank PLC (“Barclays”) or an affiliate, for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. This document shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments pursuant to the strategies described herein C’Products”), which shall be subject to Barclays’ internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or services related thereto is contemplated without Barclays’ subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the securities/transaction before investing or transacting. Barclays accepts no liability whatsoever for any consequential losses arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any Product may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto. Products or investments of the type described herein may involve a high degree of risk and the value of such Products or investments may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, counterparties may lose their investment or incur unlimited loss. This brief statement does not disclose all risks and other significant aspects in connection with transactions of the type described herein. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax or accounting considerations applicable to them. Barclays and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding U.S. tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor. THIS DOCUMENT DOES NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO AN INVESTMENT IN ANY PRODUCT. PRIOR TO TRANSACTING, POTENTIAL INVESTORS SHOULD ENSURE THAT THEY FULLY UNDERSTAND THE TERMS OF THE PRODUCT AND ANY APPLICABLE RISKS. INVESTORS SHOULD ONLY TRANSACT ON THE BASIS OF INFORMATION IN THE RELEVANT OFFERING DOCUMENT (WHICH HAS BEEN OR WILL BE PUBLISHED AND MAY BE OBTAINED FROM BARCLAYS), AND NOT ON THE BASIS OF ANY INFORMATION PROVIDED HEREIN. Any investment decision must be based solely on information included in the relevant offering documents, such investigations as the investor deems necessary and consultation with the investor’s own legal, regulatory, tax, accounting and investment advisors in order to make an independent determination of the suitability and consequences of an investment in the Products referred to herein. Structured securities, derivatives and options are complex instruments that are not suitable for all investors, may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Supporting documentation or any claims, comparisons, recommendations, statistics or other technical data will be supplied upon request. Please Read the http://Mm.optionsclearinc1.comfaboutIpublications/character-risks.isp. Certain of the indices referenced in this document are not in any way affiliated with Barclays and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document. Barclays, the United States affiliate of Barclays Bank PLC, accepts responsibility for the distribution of this product in the United States. Any transactions by U.S. persons in any security discussed herein must only be carried out through Barclays, 745 Seventh Avenue, New York, NY 10019. 2012, Barclays Bank PLC (All rights reserved). BARCLAYS 22